                                                    ---------------------------
                                                           OMB APPROVAL
                                                    ---------------------------
------                                              OMB Number:   3235-0287
FORM 4                                              Expires: January 31, 2005
------                                              Estimated average burden
                                                    hours per response .... 0.5
                                                    ---------------------------

                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / CHECK THIS BOX IF NO
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935
    MAY CONTINUE. SEE              or Section 30(h) of the Investment Company
    INSTRUCTION 1(B).                           Act of 1940


(Print or Type Responses)

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    Frappier Kenneth                              RAIT Investment Trust ("RAS")                 to Issuer (Check all applicable)
---------------------------------------------------------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. I.R.S. Identification   4. Statement for      ----              ---
    c/o RAIT Investment Trust                     Number of Reporting        Month/Day/Year      X  Officer (give    Other (Specify
    1818 Market St. 28th Fl.                      Person, if an entity       5/18/02            ----        title ---       below)
---------------------------------------------     (Voluntary)             -------------------               below)
                 (Street)                                                                              Senior Vice President-
                                                                                                       Portfolio and Risk Management
                                                                                                       -----------------------------
                                                                          ----------------------------------------------------------
                                                                          5. If Amendment,    7. Individual or Joint/Group Filing
                                                                             Date of Original    (Check applicable line)
                                                                             (Month/Day/Year)     X   Form filed by One
                                                                                                 ---- Reporting Person
                                                                                                      Form filed by More than
   Philadelphia,     PA             19103                                                         ---- One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
  (City)           (State)           (Zip)     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   2A.      3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-
  (Instr. 3)                       action   Deemed      tion         or Disposed of (D)           curities Benefi-    ship
                                   Date     Execution   Code         (Instr. 3, 4 and 5)          cially Owned        Form:
                                            Date, if    (Instr. 8)                                Following           Direct
                                            any                                                   Reported            (D) or
                                                                                                  Transaction(s)      Indirect
                                  (Month/   (Month/   ------------------------------------------                      (I)
                                   Day/      Day/                                (A) or
                                   Year)     Year)       Code    V      Amount   (D)       Price  (Instr. 3 and 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Shares                    5/18/02                   M             5,000    A        $19.85      12,000              D
------------------------------------------------------------------------------------------------------------------------------------
Common Shares                                                                                             316(1)           I
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

7. Nature of
   Indirect
   Beneficial
   Ownership

   (Instr. 4)
-----------------

-----------------
  By 401(k) Plan
-----------------

-----------------

-----------------

-----------------

-----------------

-----------------

-----------------



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS                                                             (Over)
A CURRENTLY VALID OMB CONTROL NUMBER.                                                                                SEC 1474 (9-02)




FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-    3A.         4. Trans-   5. Number of       6. Date Exer-   7. Title and Amount
   Security                  sion or      action    Deemed         action      Derivative         cisable and     of Underlying
   (Instr. 3)                Exercise     Date      Execution      Code        Securities Ac-     Expiration      Securities
                             Price of               Date, if       (Instr. 8)  quired (A) or      Date            (Instr. 3 and 4)
                             Deriv-       (Month/   any                        Disposed of (D)    (Month/Day/
                             ative        Day/                                 (Instr. 3, 4,      Year)
                             Security     Year)     (Month/                    and 5)
                                                    Day/                                       -------------------------------------
                                                    Year)                                       Date    Expira-            Amount or
                                                                 --------------------------     Exer-   tion       Title   Number of
                                                                 Code  V     (A)     (D)        cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock               $19.85       5/18/02                    M              5,000         (2)   4/3/12     Common    5,000
Option (right to buy)                                                                                              Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative       8. Price of            9. Number of           10. Ownership               11. Nature of
   Security                     Deriv-                 Derivative              Form of                     Indirect
   (Instr. 3)                   ative                  Securities              Derivative                  Beneficial
                                Secur-                 Beneficially            Security:                   Ownership
                                ity                    Owned Following         Direct (D)                  (Instr. 4)
                                (Instr.                Reported                or Indirect (I)
                                5)                     Transaction(s)          (Instr. 4)
                                                       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock                                          15,000                    D
Option (right to buy)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:
(1) Based on the most recent plan statement available.
(2) These options were granted to the reporting person on 4/3/02. The options exercised for 5,000 common shares (which exercise is being reported on this Form 4) were immediately exercisable. Of the remaining options exercisable for 15,000 common shares, options exercisable for 2,500 shares were immediately exercisable on 4/3/02 and the options exercisable for the remaining 12,500 shares vest in four equal annual installments on 4/3/03, 4/3/04, 4/3/05 and 4/3/06.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Kenneth Frappier            9/5/02
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note: File three copies of this Form, one of which must be manually signed.
  If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
valid OMB Number.                                                                                                             Page 2
